Exhibit 5.1

McGuireWoods LLP

One James Center

Richmond, Virginia 23219

August 5, 2008

Board of Directors

Village Bank and Trust Financial Corp.

1231 Alverser Drive

Midlothian, Virginia 23113

Gentlemen:

We have advised Village Bank and Trust Financial Corp. (the “Company”) in connection with the Registration Statement on Form S-4 (Reg. No. 333-152346) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), the issuance and delivery of up to 1,510,723 shares of the Company’s common stock, par value $4.00 per share (the “Shares”), to shareholders of River City Bank pursuant to the Agreement and Plan of Reorganization and Merger, dated as of March 9, 2008, by and among the Company, Village Bank, a wholly owned subsidiary of the Company, and River City Bank.

We have examined such corporate records, certificates and other documents, and reviewed such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

On the basis of such examination and review, we advise you that in our opinion the Shares have been duly authorized, and, when issued and delivered as described in the Registration Statement and the Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to references to us under the heading “Legal Matters” in the joint proxy statement/prospectus that is part of the Registration Statement, and in any amendment or supplement to the joint proxy statement/prospectus, and any related registration statements filed pursuant to Rule 462(b) under the Act. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ McGUIREWOODS LLP